CHAPMAN & FLANAGAN, LTD.
                   A Professional Legal Corporation
Daniel G. Chapman                                     Herbert M. Jacobi*
Sean P. Flanagan                                         Of Counsel

                                                       * Not licensed
                                                         in Nevada



                           November 17, 2000
Board of Directors
Bach-Hauser, Inc.
2080 E. Flamingo Rd., Suite 112
Las Vegas, NV 89119

Gentlemen;

We have acted as securities counsel for Bach-Hauser, Inc. (the "Company"). You have asked us to render this opinion to the Company.

You have advised that:

1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended
2. The following individuals have acted and will continue to act as legal counsel on behalf of the Company:

      Daniel G. Chapman       1,500,000 shares for legal services
      Sean P. Flanagan        1,500,000 shares for legal services
      Herbert M. Jacobi       1,500,000 shares for legal services
      Deanne G. Ofsink        1,500,000 shares for legal services
      Richard Borrow          2,425,000 shares for legal services
      David E. Schild         2,345,000 shares for legal services
      Steven Cohen            1,500,000 shares for consulting services
      Howard Weinstein        1,500,000 shares for consulting services
      Derek R. Freeman        3,900,000 shares for legal services
      Louie Sopov             3,000,000 shares for legal services

3. In their capacities as legal counsel, the above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.
4. Steven Cohen and Howard Wenstein have and will continue to act as consultants on behalf of the Company.

Chapman & Flanagan, Ltd.
Attorneys at Law

Board of Directors

November 17, 2000
Page -2-



5. In their capacities as consultants, the two above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.
6. The Company has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of the Company.
7. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of the Company. These shares shall be registered pursuant to a Registration Statement on Form S-8 and may be issued without restrictive legend.

We have read such documents as have been made available to us. For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We consent to the use of this letter in the Registration Statement filed on Form S-8.

Sincerely,


/s/ Chapman & Flanagan, Ltd.
Chapman & Flanagan, Ltd.